HomeTrust Bancshares, Inc. Reports Third Quarter Fiscal Year 2015 Financial Results

ASHEVILLE, N.C., April 29, 2015 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank, N.A., today announced preliminary net income of $1.2 million for the third quarter of fiscal year 2015, compared to $2.6 million for the same period a year ago. Net income totaled $5.5 million for the nine months ended March 31, 2015 compared to $8.8 million for the same period in 2014. The leading factors in the decrease of net income for the three- and nine-month periods ended March 31, 2015 was an increase in merger expenses related to the acquisitions of Jefferson Bancshares, Inc. ("Jefferson"), Bank of Commerce and ten branch banking operations from Bank of America (the "Branch Acquisition") and the recovery of loan losses that occurred in prior periods. Merger expenses totaled $1.7 million and $5.4 million, for the three and nine-month periods ended March 31, 2015, respectively. In addition, the Company did not have the benefit in the current fiscal year from the recovery of loan losses that totaled $1.8 million and $4.8 million for the three- and nine-month periods ended March 31, 2014, respectively. Therefore, earnings before merger expenses and recovery of loan losses for the three- and nine-month periods ended March 31, 2015 were $2.2 million and $8.7 million compared to $1.8 million and $6.4 million for the comparative periods in 2014.

The recent acquisitions continue to drive increases in net interest income, noninterest income and noninterest expense. For the quarter ended March 31, 2015, net interest income increased $7.0 million, or 53.6% and noninterest income increased $1.3 million, or 63.6% over the comparative period in 2014. Noninterest expense (excluding merger-related expenses) also increased $7.4 million, or 57.1% over the same period last year. On a basic and diluted per share basis, the Company earned $0.06 and $0.14 per share for the three months ended March 31, 2015 and 2014, respectively, and $0.28 and $0.46 per share for the nine months ended March 31, 2015 and 2014, respectively. Excluding merger-related expenses and the recovery for loan losses, the Company's diluted earnings per share increased 20.0% to $0.12 from $0.10 per share for the three months ended March 31, 2015 and increased 32.4% to $0.45 from $0.34 per share for the nine months ended March 31, 2015 from the comparative periods in 2014.

"As expected, recent merger and acquisition costs have reduced earnings in the short term; however, we have built the infrastructure to support growth in all lines of business while expanding into larger attractive markets. The communities we serve in our expanded geographic footprint are showing signs of economic strength and we are poised and ready for organic growth without additional increases in overhead," said Dana Stonestreet, Chairman, President, and CEO.

Income Statement Review

Net interest income was $20.2 million for the three months ended March 31, 2015 compared to $13.1 million for the three months ended March 31, 2014. The $7.1 million or 53.6%, increase was a direct result of a $7.1 million increase in interest income as average interest-earning assets increased $882.3 million mainly through recent acquisitions to $2.4 billion for the quarter ended March 31, 2015 compared to the same period in 2014. Loan yields have remained relatively flat as decreases in market rates have been more than offset by accretion of purchase discounts on acquired loans, which totaled $1.4 million for the quarter.

Net interest margin (on a fully taxable-equivalent basis) for the three months ended March 31, 2015 decreased 23 basis points over the same period last year from 3.75% to 3.52% as a result of increasing average short-term Federal Home Loan Bank ("FHLB") borrowings by $247.8 million. Management made a strategic decision to leverage FHLB borrowings beginning in November 2014 to generate additional net interest income with the proceeds, as well as dividend income from the required purchase of additional FHLB stock. The borrowings with an average cost of 0.21% were invested in various short-term assets (including the additional FHLB stock) with an average yield of 0.59%, which generated approximately $239,000 in net interest income during the quarter. Excluding the effect of these additional borrowings, net interest margin was 3.90%.

Net interest income was $59.0 million for the nine months ended March 31, 2015 compared to $40.3 million for the nine months ended March 31, 2014. The $18.7 million, or 46.3% increase was a direct result of an $18.5 million increase in interest income as average interest-earning assets increased $679.2 million from recent acquisitions to $2.2 billion for the nine months ended March 31, 2015 compared to the same period in 2014. Loan yields have remained relatively flat as decreases in market rates have been more than offset by accretion of purchase discounts on acquired loans, which totaled $3.7 million for the year to date period.

Net interest margin (on a fully taxable-equivalent basis) for the nine months ended March 31, 2015 decreased six basis points over the same period last year from 3.79% to 3.73%. Excluding the effects of the leverage strategy discussed above for the nine months ended March 31, 2015, which generated an additional $278,000 in net interest income, net interest margin was 3.97%.

Noninterest income increased $1.3 million, or 63.6%, to $3.3 million for the third quarter of fiscal 2015 from $2.0 million for the third quarter of fiscal 2014, primarily due to a $1.1 million, or 179.4%, increase in service charges on core deposit accounts due to the growth in the number of our deposit accounts from recent acquisitions. Noninterest expense for the quarter ended March 31, 2015 increased $8.6 million, or 64.4%, to $22.0 million compared to $13.4 million for the quarter ended March 31, 2014. This increase was primarily related to a $3.1 million increase in salaries and employee benefits, a $1.2 million increase in merger-related expenses, a $1.1 million increase in net occupancy expense, and an $811,000 increase in amortization of core deposit intangibles, all of which were primarily related to our recent acquisitions. These increases in noninterest expense were partially offset by a $443,000 decrease in real estate owned ("REO") related expenses for the quarter ended March 31, 2015 compared to the same period last year reflecting the reduction in the number of REO properties held by us and improvement in the real estate markets.

Noninterest income increased $2.4 million, or 36.1%, to $8.9 million for the nine months ended March 31, 2015 from $6.5 million for the nine months ended March 31, 2014, primarily due to a $2.2 million, or 110.4%, increase in service charges on core deposit accounts due to the increase in deposit accounts from our recent acquisitions. Noninterest expense for the nine months ended March 31, 2015 increased $22.0 million, or 57.1%, to $60.7 million compared to $38.6 million for the nine months ended March 31, 2014. This increase was primarily related to a $8.3 million increase in salaries and employee benefits, a $4.7 million increase in merger-related expenses, a $2.5 million increase in net occupancy expense, and a $1.6 million increase in amortization of core deposit intangibles, all of which were primarily related to our recent acquisitions. These increases in other expenses were partially offset by a $917,000 decrease in REO related expenses for the nine months ended March 31, 2015 compared to the same period last year.

The Company's income tax expense was $314,000 for the three months ended March 31, 2015, a decrease of $653,000 compared to $967,000 income tax expense for the three months ended March 31, 2014. The decrease was primarily due to lower taxable income. The Company's effective income tax rate for the quarter ended March 31, 2015 was 21.3%.

For the nine months ended March 31, 2015, the Company's income tax expense was $2.0 million, compared to an expense of $4.2 million for the nine months ended March 31, 2014. This decrease was due to lower income before taxes, as well as a nonrecurring $962,000 charge incurred in the first quarter of fiscal 2014 related to the decline in value of our deferred tax assets based on decreases in North Carolina's state corporate tax rates. Beginning January 1, 2014, North Carolina's corporate tax rate was reduced from 6.9% to 6.0% and to 5.0% in 2015 with additional reductions to 3.0% in 2017 possible in the event certain state revenue triggers are achieved. The Company's effective income tax rate for the nine months ended March 31, 2015 was 26.8%.

Balance Sheet Review

Total assets increased $534.2 million, or 25.8%, to $2.6 billion at March 31, 2015 from $2.1 billion at June 30, 2014. This increase was largely due to recent acquisitions this fiscal year as well as proceeds from the additional FHLB borrowings. Net loans receivable increased $145.3 million, or 9.9%, at March 31, 2015 to $1.6 billion from $1.5 billion at June 30, 2014, primarily due to $86.2 million in loans acquired from Bank of Commerce, $40.9 million in home equity lines of credit purchased in December 2014, and $315.2 million portfolio loan originations, that were partially offset by unusually high payoffs for the quarter relating to the assimilation and transition of newly acquired portfolios.

For the three- and nine- month periods ended March 31, 2015, the retail loan segment saw portfolio volume increase from $38.7 million to $54.5 million, or 40.6% and from $108.5 million to $161.5 million, or 48.9%, respectively, compared to the same period in the previous year. For the three- and nine- month periods ended March 31, 2015, the commercial loan segment saw portfolio volume increase from $25.6 million to $48.9 million, or 90.8% and from $60.4 million to $153.7 million, or 154.3%, respectively, compared to the same period in the previous year. For the three- and nine- month periods ended March 31, 2015, our loans held for sale had a volume increase from $10.8 million to $15.2 million, or 40.5% and a decrease from $55.8 million to $47.4 million, or 15.1%, respectively, compared to the same period in the previous year.

Interest-earning deposits increased $227.6 million to $253.7 million at March 31, 2015 from $26.0 million at June 30, 2014, as funds received from the Branch Acquisition and FHLB borrowings were invested in short-term interest-bearing accounts. Certificates of deposit in other banks increased $40.8 million, or 24.9%, to $204.6 million at March 31, 2015 from $163.8 million at June 30, 2014 as a result of additional purchases during the period. Securities available for sale increased $61.8 million, or 36.6%, primarily due to investments acquired in the Bank of Commerce acquisition. We also recorded $4.0 million of goodwill and $640,000 of core deposit intangibles in connection with the Bank of Commerce acquisition and $8.1 million of core deposit intangibles in connection with the Branch Acquisition.

Total deposits increased $330.7 million, or 20.9%, to $1.9 billion at March 31, 2015 from $1.6 billion at June 30, 2014. This increase was primarily due to the Branch Acquisition which increased total deposits by $328.9 million. Other borrowings increased to $250.0 million at March 31, 2015 from $50.0 million at June 30, 2014 primarily as a result of a $200.0 million increase in short-term FHLB advances with an average rate of 0.21% in connection with the leverage strategy discussed above.

Stockholders' equity at March 31, 2015 increased to $381.9 million from $377.2 million at June 30, 2014. The increase in stockholders' equity primarily reflected a $5.5 million increase in retained earnings as a result of the net income from the nine months ended March 31, 2015 partially offset by the repurchase of 302,195 shares of common stock at an average cost of $15.64 per share, or approximately $4.7 million in total. As of March 31, 2015, HomeTrust Bank, N.A. was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Common Equity Tier 1, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage capital ratios of 14.56%, 14.56%, 15.77%, and 10.52%, respectively.  As of June 30, 2014, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage capital ratios were 20.87%, 22.12%, and 18.03%, respectively. In addition, the Company was categorized as "well capitalized" at March 31, 2015 under applicable regulatory guidelines.

Asset Quality

The allowance for loan losses was $22.7 million, or 1.38% of total loans, at March 31, 2015 compared to $23.4 million, or 1.56% of total loans, at June 30, 2014. The allowance for loan losses was 1.72% of total loans at March 31, 2015, excluding acquired loans.

There was no provision for losses on loans for the three months ended March 31, 2015 compared to a $1.8 million recovery for loan losses for the comparative period in 2014. Net loan charge-offs totaled $675,000 for the three months ended March 31, 2015 in comparison to $56,000 in net charge-off for the same period during the prior fiscal year. Net charge-offs as a percentage of average loans increased to 0.16% for the quarter ended March 31, 2015 from 0.02% for the same period last fiscal year.

The recovery for loan losses was $250,000 for the nine months ended March 31, 2015 compared to a $4.8 million recovery for loan losses for the same period in 2014. Net loan charge-offs decreased to $498,000 for the nine months ended March 31, 2015 from $2.0 million for the same period during the prior fiscal year. Net charge-offs as a percentage of average loans decreased to 0.04% for the nine months ended March 31, 2015 from 0.22% for the same period last fiscal year.

Nonperforming assets decreased 26.5% to $39.5 million, or 1.51% of total assets, at March 31, 2015, compared to $53.6 million, or 2.59% of total assets, at June 30, 2014. Nonperforming assets included $30.9 million in nonaccruing loans and $8.6 million in REO at March 31, 2015, compared to $37.9 million and $15.7 million, in nonaccruing loans and REO, respectively, at June 30, 2014.  Included in nonperforming loans are $10.4 million of loans restructured from their original terms of which $6.2 million were current with respect to their modified payment terms. The decrease in nonaccruing loans was primarily due to loans returning to performing status as payment history and the borrower's financial status improved. At March 31, 2015, $14.9 million, or 48.1%, of nonaccruing loans were current on their required loan payments. Purchased impaired loans aggregating $10.4 million acquired from BankGreenville, Jefferson, and Bank of Commerce are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations.

The ratio of classified assets to total assets decreased to 3.51% at March 31, 2015 from 4.56% at June 30, 2014. Classified assets decreased 3.5% to $91.7 million at March 31, 2015 compared to $94.7 million at June 30, 2014.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank, N.A. As of March 31, 2015, the Company had assets of $2.6 billion. The Bank, founded in 1926, is a nationally chartered, community-focused financial institution committed to providing value added community banking through its 45 locations in North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and a loan production office in Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 5th largest community bank headquartered in North Carolina.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our recent acquisitions might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.hometrustbanking.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this presentation or our SEC filings are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Selected Financial Data

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014(1)	2014
	(Dollars in thousands)
Financial Condition Data:
Total assets	$2,608,637	$2,640,387	$2,213,895	$2,074,454	$1,632,308
Loans held for sale	2,225	1,478	2,632	2,537	2,276
Loans receivable, net(2)	1,618,376	1,626,630	1,585,134	1,473,099	1,140,850
Allowance for loan losses	22,681	23,356	23,080	23,429	25,269
Interest-earning deposits	253,671	318,402	12,826	26,029	69,694
Certificates of deposit in other banks	204,596	196,575	175,869	163,780	159,699
Securities available for sale, at fair value	230,512	195,143	176,237	168,749	89,882
Goodwill	13,768	13,768	13,768	9,815	2,802
Core deposit intangibles	10,850	11,472	4,240	4,014	555
Deposits	1,913,773	1,938,321	1,658,793	1,583,047	1,211,904
Other borrowings	250,000	250,000	112,000	50,000	2,207
Stockholders' equity	381,935	380,927	378,048	377,151	358,436
Asset quality ratios:
Non-performing assets to total assets(3)	1.51%	1.68%	2.33%	2.59%	3.90%
Non-performing loans to total loans(3)	1.88	2.04	2.30	2.53	4.66
Total classified assets to total assets	3.51	3.62	4.65	4.56	5.93
Allowance for loan losses to non-performing loans(3)	73.42	69.38	62.36	61.79	46.47
Allowance for loan losses to total loans	1.38	1.41	1.43	1.56	2.16
Allowance for loan losses to total gross loans excluding acquired loans	1.72	1.79	1.97	2.05	2.24
Net charge-offs to average loans (annualized)	0.16	(0.07)	0.03	0.11	0.02
Capital ratios:
Equity to total assets at end of period	14.64%	14.43%	17.08%	18.18%	21.96%
Tangible equity to total tangible assets(4)	13.96	13.74	16.46	17.69	21.81
Average equity to average assets	14.53	15.40	17.49	20.30	22.04
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(1)	Derived from audited financial statements.

(2)	Net of allowances for loan losses, loans in process and deferred loan fees.

(3)
Non-performing assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated.  At March 31, 2015, there were $10.4 million of restructured loans included in nonaccruing loans and $14.9 million, or 48.1%, of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired from BankGreenville, Jefferson, and Bank of Commerce are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(4)	See Non-GAAP reconciliation for adjustments.

Selected Operations Data

	Three Months Ended March 31,			Nine Months Ended March 31,
	2015	2014	Difference	2015	2014	Difference
	(Dollars in thousands)

Total interest income	$21,536	$14,392	$7,144	$62,959	$44,500	$18,459
Total interest expense	1,348	1,248	100	3,981	4,177	(196)
Net interest income	20,188	13,144	7,044	58,978	40,323	18,655
Recovery of loan losses	—	(1,800)	1,800	(250)	(4,800)	4,550
Net interest income after recovery for loan losses	20,188	14,944	5,244	59,228	45,123	14,105
Service charges on deposit accounts	1,732	620	1,112	4,111	1,954	2,157
Mortgage banking income and fees	672	632	40	2,232	2,417	(185)
Gain from sales of securities available for sale	—	10	(10)	61	10	51
Other noninterest income	909	763	146	2,497	2,161	336
Total noninterest income	3,313	2,025	1,288	8,901	6,542	2,359
Salaries and employee benefits	10,629	7,496	3,133	30,506	22,192	8,314
Net occupancy expense	2,381	1,284	1,097	6,266	3,746	2,520
REO-related expenses(1)	358	801	(443)	910	1,827	(917)
Core deposit intangible amortization	842	31	811	1,740	95	1,645
Merger-related expenses	1,686	449	1,237	5,417	711	4,706
Other	6,129	3,335	2,794	15,818	10,047	5,771
Total noninterest expense	22,025	13,396	8,629	60,657	38,618	22,039
Income before income taxes	1,476	3,573	(2,097)	7,472	13,047	(5,575)
Income tax expense	314	967	(653)	2,005	4,238	(2,233)
Net income	$1,162	$2,606	$(1,444)	$5,467	$8,809	$(3,342)
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(1)	REO-related expenses include gain/loss on sale and impairment of REO and all other REO-related expenses.

Selected Financial Ratios and Other Data

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Performance ratios: (1)
Return on assets (ratio of net income to average total assets)	0.18%	0.64%	0.30%	0.72%
Return on equity (ratio of net income to average equity)	1.22	2.90	1.92	3.23
Tax equivalent yield on earning assets(2)	3.75	4.08	3.98	4.16
Rate paid on interest-bearing liabilities	0.27	0.43	0.30	0.48
Tax equivalent average interest rate spread (2)	3.48	3.65	3.68	3.68
Tax equivalent net interest margin(2) (3)	3.52	3.75	3.73	3.79
Tax equivalent net interest margin - adjusted(4)	3.90	3.75	3.97	3.79
Average interest-earning assets to average interest-bearing liabilities	119.58	130.55	121.46	130.62
Operating expense to average total assets	3.35	3.29	3.35	3.14
Efficiency ratio(4)	82.58	76.11	77.76	73.34
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(1)	Ratios are annualized where appropriate.

(2)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(3)	Net interest income divided by average interest earning assets.

(4)	See Non-GAAP reconciliation for adjustments.

Per Share Data

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Net income per common share:
Basic	$0.06	$0.14	$0.28	$0.46
Diluted	$0.06	$0.14	$0.28	$0.46
Average shares outstanding:
Basic	19,113,387	18,302,672	19,146,025	18,724,242
Diluted	19,192,702	18,378,159	19,232,791	18,815,416
Book value per share at end of period	$18.78	$18.32	$18.78	$18.32
Tangible book value per share at end of period (1)	$17.77	$18.16	$17.77	$18.16
Total shares outstanding at end of period	20,335,781	19,560,115	20,335,781	19,560,115
__________________________________________________

(1)	See Non-GAAP reconciliation for adjustments.

Average Balance Sheet Data

	For the Three Months Ended March 31,
	2015		2014
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(1)	$1,645,993	4.93%	$1,173,290	4.89%
Interest-earning deposits with banks	387,264	0.68	223,476	0.78
Securities available for sale	205,447	1.79	74,463	1.41
Other interest-earning assets	131,254	1.16	16,404	3.32
Total interest-earning assets	$2,369,958	3.75	$1,487,633	4.08
Interest-bearing deposits	1,731,931	0.28	1,137,334	0.44
Other borrowings	250,000	0.20	2,214	0.18
Total interest-bearing liabilities	$1,981,931	0.27	$1,139,548	0.43
Tax equivalent interest rate spread(1)		3.48%		3.65%
Tax equivalent net interest margin(1) (2)		3.52		3.75

	For the Nine Months Ended March 31,
	2015		2014
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(1)	$1,609,285	4.97%	$1,187,679	4.98%
Interest-earning deposits with banks	320,574	0.70	215,383	0.81
Securities available for sale	185,844	1.87	68,254	1.50
Other interest-earning assets	63,251	1.49	28,416	1.95
Total interest-earning assets	$2,178,954	3.98	$1,499,732	4.16
Interest-bearing deposits	1,619,247	0.31	1,145,925	0.49
Other borrowings	174,724	0.21	2,269	0.29
Total interest-bearing liabilities	$1,793,971	0.30	$1,148,194	0.48
Tax equivalent interest rate spread(1)		3.68%		3.68%
Tax equivalent net interest margin(1) (2)		3.73		3.79
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(1)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(2)	Net interest income divided by average interest earning assets.

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share, tangible equity to tangible assets ratio, net income excluding merger-related expenses and recovery of loan losses, and earnings per share excluding merger expenses and recovery of loan losses. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors.

Management elected to obtain additional FHLB borrowing beginning November 2014 as part of a plan to increase net interest income. The Company believes that showing the effects of the additional borrowings on net interest income and net interest margins is useful to both management and investors as these measures are commonly used to measure financial institutions performance and against peers.

The Company believes these measures facilitate comparison of the quality and composition of the Company's capital and earnings ability over time and in comparison to its competitors.  These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	March 31,		March 31,
	2015	2014	2015	2014
Noninterest expense	$22,025	$13,396	$60,657	$38,618
Less REO-related expenses	358	801	910	1,827
Less merger-related expenses	1,686	449	5,417	711
Noninterest expense – as adjusted	$19,981	$12,146	$54,330	$36,080

Net interest income	$20,188	$13,144	$58,978	$40,323
Plus noninterest income	3,313	2,025	8,901	6,542
Plus tax equivalent adjustment	696	799	2,052	2,343
Less realized gain on securities	—	10	61	10
Net interest income plus noninterest income – as adjusted	$24,197	$15,958	$69,870	$49,198
Efficiency ratio	82.58%	76.11%	77.76%	73.34%
Efficiency ratio (without adjustments)	93.72%	88.31%	89.36%	82.40%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share shown in the table above:

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except per share data)	March 31,		March 31,
	2015	2014	2015	2014
Total stockholders' equity	$381,935	$358,436	$381,935	$358,436
Less: goodwill, core deposits intangibles, net of taxes	(20,604)	(3,152)	(20,604)	(3,152)
Tangible book value	$361,331	$355,284	$361,331	$355,284
Common shares outstanding	20,335,781	19,560,115	20,335,781	19,560,115
Tangible book value per share(1)	$17.77	$18.16	$17.77	$18.16

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets shown in the table above:

	At or For the Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
	(Dollars in thousands)
Tangible book value(1)	$361,331	$359,932	$361,609	$364,807	$355,284
Total assets	2,608,637	2,640,387	2,213,895	2,074,454	1,632,308
Less: goodwill, core deposit intangibles, net of taxes	(20,604)	(20,995)	(16,439)	(12,344)	(3,152)
Total tangible assets(2)	$2,588,033	$2,619,392	$2,197,456	$2,062,110	$1,629.156
Tangible equity to tangible assets	13.96%	13.74%	16.46%	17.69%	21.81%
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(1)    Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP net interest income and net interest margin as adjusted to exclude additional FHLB borrowings and proceeds from such borrowings:

	Three Months Ended March 31, 2015
	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,369,957	$22,232	3.75%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	250,000	367	0.59%
Interest-earning assets - adjusted	$2,119,957	21,865	4.13%

Interest-bearing liabilities	1,981,930	1,348	0.27%
Additional FHLB borrowings (2)	250,000	128	0.20%
Interest-bearing liabilities - adjusted	$1,731,930	1,220	0.28%

Net interest income and net interest margin		20,884	3.52%
Net interest income and net interest margin - adjusted		20,645	3.90%
Difference		$239	(0.38)%

	Nine Months Ended March 31, 2015
	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,178,954	$65,011	3.98%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	137,005	494	1.44%
Interest-earning assets - adjusted	$2,041,949	64,517	4.21%

Interest-bearing liabilities	1,793,972	3,981	0.30%
Additional FHLB borrowings (2)	137,005	216	0.21%
Interest-bearing liabilities - adjusted	$1,656,967	3,765	0.30%

Net interest income and net interest margin		61,030	3.73%
Net interest income and net interest margin - adjusted		60,752	3.97%
Difference		$278	(0.24)%
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(1)	Proceeds from the additional borrowings were invested in various interest-earning assets including: deposits with the Federal Reserve Bank, FHLB stock, and commercial paper.
(2)    Additional borrowings were obtained in November 2014.

Set forth below is a reconciliation to GAAP net income and earnings per share (EPS) as adjusted to exclude merger-related expenses and the recovery of loan losses:

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except per share data)	March 31,		March 31,
	2015	2014	2015	2014
Merger-related expenses	$1,686	$449	$5,417	$711
Recovery of loan losses	—	(1,800)	(250)	(4,800)
Total adjustments	1,686	(1,351)	5,167	(4,089)
Tax effect (1)	(624)	500	(1,897)	1,650
Total adjustments, net of tax	1,062	(851)	3,270	(2,439)

Net income (GAAP)	1,162	2,606	5,467	8,809

Net income (non-GAAP)	$2,224	$1,755	$8,737	$6,370

Per Share Data
Average shares outstanding - basic	19,113,387	18,302,672	19,146,025	18,724,242
Average shares outstanding - diluted	19,192,702	18,378,159	19,232,791	18,815,416

Basic EPS
EPS (GAAP)	$0.06	$0.14	$0.28	$0.46
Non-GAAP adjustment	0.06	(0.04)	0.18	(0.12)
EPS (non-GAAP)	$0.12	$0.10	$0.46	$0.34

Diluted EPS
EPS (GAAP)	$0.06	$0.14	$0.28	$0.46
Non-GAAP adjustment	0.06	(0.04)	0.17	(0.12)
EPS (non-GAAP)	$0.12	$0.10	$0.45	$0.34
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(1)    Tax amounts have been adjusted for certain nondeductible merger-related expenses.